Exhibit 99.1

BNP RESIDENTIAL PROPERTIES, INC.
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES THE
                     ACQUISITION OF QUAIL HOLLOW APARTMENTS

Charlotte, North Carolina
July 13, 2006

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Quail Hollow Apartments located in Charlotte, North Carolina, for a contract purchase price of $5,075,000. The approximately 10 acre property contains 90 one and two bedroom apartment homes averaging 1,088 square feet. The property also includes a swimming pool and a tennis court. The acquisition was funded by a draw on our existing line of credit.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, the Company owns and operates 32 apartment communities containing a total of 8,180 units, and serves as general partner of partnerships that own 3 communities with 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.



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